UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 7, 2011

American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sale of Equity Securities.

On July 7, 2011, American Apparel, Inc., a Delaware corporation (the “Company”), received a total of approximately $6.7 million in proceeds from the issuance of approximately 7.4 million shares in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (as amended).

Approximately $6.0 million of such proceeds resulted from the exercise of rights by certain Purchasers (as defined below) to purchase approximately 6.7 million shares of the Company’s common stock (“Common Stock”) pursuant to the Purchase and Investment Agreement, dated as of April 21, 2011 (the “Investor Purchase Agreement”), between the Company and certain investors including members of the Serruya family, Delavaco Capital, Inc., Dynamic Power Hedge Fund and Front Street Investment Management, Inc. (the “Purchasers”). As previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 28, 2011 (the “April 8-K”), under the terms of the Investor Purchase Agreement, the Purchasers have a right to purchase an aggregate of up to 27.4 million shares of Common Stock at a price of $0.90 per share for a period of 180 days after April 26, 2011 (such right, the “Purchase Right” and such shares, the “Purchase Right Shares”).  There remains an aggregate of approximately 20.7 million Purchase Right Shares available for purchase under the Investor Purchase Agreement.

The remaining $700,000 of the proceeds resulted from the purchase of 777,778 shares of Common Stock by Dov Charney, Chairman and Chief Executive Officer of the Company, pursuant to the Purchase Agreement, dated as of April 27, 2011, between the Company and Mr. Charney (such agreement, the “Charney Purchase Agreement”), which transaction was approved by the Company’s stockholders on June 21, 2011.  As previously disclosed in the April 8-K, under the Charney Purchase Agreement, Mr. Charney has the right to purchase up to an additional 1,555,556 shares of Common Stock under substantially the same terms and conditions as the Purchase Rights granted to the Purchasers under the Investor Purchase Agreement.

The Company intends to use the proceeds from the issuance and sale of such shares for working capital and general corporate purposes.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: July 7, 2011	By:	/s/ John Luttrell
Name: John Luttrell
Title: Executive Vice President and Chief Financial Office